[Investor Contact:  781-622-1111]                                Exhibit 99.2
[Media Contact:  781-622-1252]

                    THERMO FIBERTEK CHANGES NAME TO KADANT
                       AND COMPLETES REVERSE STOCK SPLIT

WALTHAM, Mass., July 12/PRNewswire/ -- Thermo Fibertek Inc. (Amex: TFT - news) has officially changed its corporate name to Kadant, Inc., effective today at 9 a.m. EDT, as previously announced. Securities of Kadant will begin trading under the ticker symbol "KAI" on the American Stock Exchange.

Kadant also announced that is has completed a one-for-five reverse split of its common stock. Every five shares of common stock outstanding and held by Kadant shareholders as of the close of business on July 11, 2001, were converted into one share of Kadant common stock today at 9 a.m. EDT. Shareholders approved the filing of the amendment to effect the name change and reverse stock split at the company's annual meeting in May.

Shareholders with existing stock certificates representing shares of Thermo Fibertek will be contacted by Kadant's transfer and exchange agent, American Stock Transfer & Trust Co., regarding the process for exchanging those original certificates for new post-split certificates. Shareholders should not submit their stock certificates to the transfer agent until they have received these instructional materials. Following the reverse split, transfers of existing certificates will be honored; however, such certificates will represent only one-fifth of the number of shares listed on those certificates. Convertible subordinated debentures, options and other rights to purchase shares, as well as other securities convertible into shares of Kadant common stock, will be adjusted to reflect the reverse stock split.

Shareholders will receive cash in lieu of fractional shares resulting from the reverse split. The cash amount will be calculated by multiplying $18.00 by the fractional share interest that a holder of Kadant common stock would otherwise have been entitled to receive. The $18.00 represents the closing price per share of Kadant common stock as reported on the American Stock Exchange on July 11, 2001, as adjusted for the reverse split.

Kadant Inc. is a leading supplier of a range of products and systems for the global papermaking and paper-recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermaking accessories. Through its majority-owned Thermo Fibergen subsidiary, the company also develops and commercializes composite building materials produced from natural fiber and recycled plastic. Kadant is a public subsidiary of Thermo Electron Corporation.
(Photo: http://www.newscom.com/cgi-bin/prnh/20010711/TMOLOGO) [The hyperlink leads to an image of the company's new logo which consists of the word "KADANT" and the phrase "AN ACCENT ON INNOVATION".]

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the year ended December 30, 2000. These include risks and uncertainties relating to: the company's dependence on the paper industry and pulp and paper prices, international operations, competition, ability to enter the composites market, dependence on patents and proprietary rights, acquisition strategy, fluctuations in quarterly operating results, and the proposed spin-off of the company.